EXHIBIT 10.11

The following agreement ("The Amendment") between dELiA*s Inc. (dELiA*s) and The Jay Group, Inc. ("Jay") will be considered a binding agreement to the Catalog Fulfillment Agreement ("The Agreement") between dELiA*s and The Jay Group, entered into April 11, 1996.

1. Both dELiA*s and Jay agree to Amend The Agreement (dated April 11, 1996). dELiA*s and Jay reserve the right to terminate the Agreement with 60 days advance notice of termination. However, both parties will be required to fulfill their respective obligations under the Agreement until the end of the calendar month following the 60-day notice period. Upon execution of the Amendment, neither party shall have the right to give notice of termination prior to May 1, 1997. After April 30, 1997, the package volume referenced under BACKEND PACKAGE VOLUME on page 3 under item 6 of the original Agreement will be calculated on an annualized basis.

2. The price to be paid by dELiA*s to The Jay Group for each return processed, as referenced in The Agreement, will be increased to $2.25 per return, effective with the signing of the Amendment. The dollar breakdown between data processing and physically separating returns is $0.31 and $1.94 respectively. This price amendment is not subject to the performance criteria contained in #4 below.

3. Subject to dELiA*s approval of sample packages, Jay will install an automatic sealing machine rather than hand taping packages.

4. The adjustment related to line items per package referenced on page 4 item 7A of the original Agreement will be waived as in section 4C below, provided The Jay Group meets the following performance criteria for 1997 activity as outlined below.

     a. All orders will be shipped within 48 hours of receipt unless package volume is greater than 125% of predicted daily package volume or greater than the maximum productivity outlined below (predicted volume is defined as the projected volume supplied by dELiA*s to Jay at least two weeks prior to processing (not including backorders that are equivalent to 40% of the project order volume). The source document for determining the start of the 48 hour period will be the production Planning Worksheet. All orders processed for printing after 1 p.m. will be assigned to the next business day. The maximum capacity of the Jay Group is to ship 6,000 packages per day or 30,000 packages per 5 day week (not including backorders that are equivalent to 40% of the projected order volume). A 5 day period is required to staff at volume levels above 30,000 packages with a maximum capacity of 42,000 packages per 7 day week. These quantities represent the ceiling for the 48 hour performance standard. Jay will agree to assign additional shift hours to production if unexpected volume exceeds 42,000 packages per 7 day week. dELiA*s agrees to pay at 1.4 times the $1.40 per package rate ($1.40 x 1.4 = $1.96) outlined in the original Agreement for all packages shipped over 42,000 during this 7 day time frame.

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     b.   All merchandise will be received within 48 hours of dELiA*s approval subject to all carriers scheduling appointments. The consolidated shipment schedule for Tuesday's arrival will be received within the 72 hour requirement. Changes in the priority of receipts by dELiA*s personnel which cause delay in receiving merchandise within 48 hours will be subject to a 72 hour receiving performance evaluation. Goods which need to be collated into kits will be received within 48 hours, but the kit assembly and work orders are not part of the 48 hour criteria.

     c. The Error Rate will be less than .01 for items shipped during the month of April and will decline an average of .001 per month to a goal of .005. The Error Rate is defined as that number of which the numerator is equal to the number of items returned due to omissions, wrong items packed, and items damaged during the fulfillment process (a subset of items damaged), and the denominator of which is the number of items shipped three weeks prior. The number of items returned due to omissions and wrong items picked will be determined by a comparison to the printed collate returned by the consumer. Jay agrees to this method of calculation assuming an average three week return cycle. If actual activity deviates from the three week return cycle assumption, the error rate will be calculated over the life of a catalog.

          Subject to the signing of the Amendment, and on the attainment of the goals outlined in item 4 (to the extent The Jay Group can control the outcome), dELiA*s will agree to forgive the Net Amount owed to dELiA*s by Jay at 20% of the net total per month April thru August 1997. Net Amount is defined as the line item penalty amount determined as of the signing of this amendment, less one half of the storage charges for March and April 1997 less $60.000 in past due receivables, as referenced in the February 28, 1997 memo from Jay to dELiA*s. Any invoice credit amount related to the $60,000 in past due receivables that remains outstanding as of April 30, 1997 represent additions to the net amount.

In addition, dELiA*s will consider an incentive payment tied to exceeding the goals outlined in item 4 above. Jay is in agreement that an incentive payment plan is appropriate. The incentives will be tied to the date of the amendment.

5. Payment terms for all activity will be net 7 days via wire transfer. Disputes not settled within 10 days will be considered delinquent and The Jay Group reserves the right to temporarily discontinue service for non-payment.

6. If for any reason the relationship is not continued thru August 30, 1997 the line item forgiveness subject to the criteria outlined in item 4 will be considered complete as of the final day of production at The Jay Group.

7.   This amendment has no ties to any future contracts.


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Please sign below to indicate your acceptance of the terms of the Amendment.




Agreed to by:

The Jay Group, Inc.                        dELiA*s Inc.


/s/ H. Douglas Bushong                     /s/ Evan Guillemin
H. Douglas Bushong                         Evan Guillemin
Chief Financial Officer                    Chief Financial Officer

Date: 3/27/97                              Date: 3/31/97